Exhibit 10.12

AMENDED AND RESTATED

EXCLUSIVE SALES REPRESENTATIVE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE SALES REPRESENTATIVE AGREEMENT (the “Agreement”) dated May 20, 2021 (the “Effective Date”), is entered into by and between Tenon Medical, Inc., a Delaware corporation having a place of business at 2110 Omega Road, Suite F, San Ramon, CA 94583 (“Company”) and SpineSource, Inc., a Missouri corporation having a place of business at 17826 Edison Avenue, Chesterfield, MO 63005 (“Representative”), (each herein referred to by name or individually, as a “Party,” or collectively, as the “Parties”) for the purpose of defining the rights and duties of the Parties in connection with the representation by Representative of certain Company products.

BACKGROUND

Company and Representative previously entered into an “Exclusive Sales Representative Agreement,” dated April 27, 2020, as amended on December 15, 2020 (the “Prior Agreement”), under which Representative received exclusive rights to market, promote and distribute Company’s “Catamaran” product in the United States and Puerto Rico. Company believes that the Prior Agreement is not conducive to its raising capital for expansion, which capital Company believes is necessary to optimize the “Catamaran” product for full commercial launch and market expansion. Accordingly, the Parties have agreed to amend, restate and supersede the Prior Agreement on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions.

1.1           “affiliate” means, with respect a specified entity, any other entity which Controls, is Controlled by or is under common Control with the specified entity, but only for so long as such Control exists. For purposes of this definition, “Control” shall have the meaning set forth in Section 1.3 below.

1.2           “Applicable Laws” means all laws, ordinances, rules and regulations of any governmental entity or Regulatory Authority that apply to the Products in the Territory or otherwise to the activities contemplated under this Agreement, including without limitation (i) all applicable federal, state and local laws, rules and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act; and (iii) regulations and guidelines of the U.S. Food and Drug Administration (“FDA”) and other Regulatory Authorities.

1.3           “Acquire” or “Acquisition” means (a) the acquisition of Control of Company, whether in one or a series of related transactions, by a Third Party by way of merger, consolidation or other business combination; (b) the acquisition by a Third Party of more than fifty percent (50%) of the capital stock of Company in one or a series of related transactions; (c) the acquisition by a Third Party of all or substantially all of the business, assets, and/or liabilities of Company; and/or (d) any other transaction or series of related transactions in which Control of Company is acquired by a Third Party. Notwithstanding the forgoing, the term Acquisition shall not include: (a) any sale or assignment for the benefit of creditors, such as in connection with a plan of liquidation or dissolution adopted by the Company’s Board of Directors; or (b) an equity financing or any other transaction in which the stockholders that Control Company as of the date prior to the closing date of such transaction possess Control of the surviving entity in such transaction immediately after the closing of such transaction; or (c) the Company’s issuance of shares of its common stock in a registered initial public offering on any public exchange for the sole purpose for working capital of the Company. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the company whether through ownership of voting securities, by contract or otherwise.

1.4           “Acquisition Bonus” shall be the amount calculated in accordance with Exhibit C to this Agreement.

1.5           “Calendar Quarter” means a three-consecutive calendar month period beginning on any of January 1, April 1, July 1, or October 1.

1.6           “Closing Date” has the meaning set forth in the Acquisition agreement between Company or its stockholders, on the one hand, and the Third Party Acquiring the Company, on the other.

1.7           “Converted Account(s)” means any Customer or group of Customers in the Territory for which Company and Representative mutually agree to have a Company employee act as a sales representative after the Second Sales Year, and subject to the terms in Section 3.3 below.

1.8           “Customer” means an end user customer that (i) is licensed under Applicable Laws to use the Products in the treatment of patients within the Territory and (ii) purchases the Product for its own use in such manner; such as hospitals and physicians, but not individual patients, not another product manufacturer or supplier, and not any distributor, reseller, or the like.

1.9           “Exclusivity” has the meaning set forth in Section 2.1

1.10         “First Commercial Sale” means the first invoiced Sale of the improved Product in the Territory by Representative, after Representative has received at least 20 Product kits with sufficient inventory to meet the Sales Minimums for the First Sales Year.

1.11         “Second Sales Year” means the two-year period of time commencing on the day on which First Commercial Sale of Product occurs and ending on the day immediately prior to the second anniversary of such First Commercial Sale.

1.12         “Force Majeure Event” has the meaning set forth in Section 17.7.

1.13         “MAA Approval” means approval by the FDA of the MAA filed in the Territory for the Product.

1.14         “Marketing Approval Application” or “MAA” means a 510(k) application filed with the FDA as more fully defined in 21 C.F.R. Section 807.81 et. seq.

1.15         “Net Sales” means the Product sales actually invoiced by the Company for the Sale of the Product during the Term, less deductions for: (i) credits, allowances, discounts, refunds and rebates; (ii) trade, quantity or cash discounts; (iii) retroactive price reductions; and (iv) sales, value- added and other taxes (including customs, duties and other governmental charges) paid by the Company.

1.16         “Proceeds” means the total amount of cash, and any publicly traded stock, in each case actually received by the Company and/or the stockholders of Company in connection with an Acquisition, all to the extent set forth in a written agreement entered into by Company or its stockholders during the Term of this Agreement or during the nine (9) month period following the termination or expiration of the Term of this Agreement (other than a termination of the Term by Company pursuant to Section 14.2. For clarity, such cash and stock will be included in Proceeds only at the time received and owned by Company or such stockholders without restriction on liquidation and other disposition. Company may, in its sole discretion, elect to treat the fair market value of the publicly traded stock (determined as of the date the Acquisition is consummated) as Proceeds, rather than the actual shares. Proceeds shall not include the value of any loans or any other consideration.

1.17         “Product” means the Company product(s) set forth in Exhibit A. Products may be changed, abandoned, or added by Company in Company’s sole discretion provided that Company uses commercially reasonable efforts to provide thirty (30) days prior written notice to Representative, and Representative’s rights herein shall extend to any new Company product that replaces, improves or modifies the products set forth on Exhibit A, and such products shall be deemed “Products” hereunder.

1.18         “Regulatory Authorities” means any federal, state, or local regulatory agency, department, bureau or other governmental entity involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, promotion, distribution, packaging or use of the Products, including without limitation the FDA.

1.19         “Sale” with respect to a unit of Product, means and will be considered complete only after all of the following have occurred: (i) a purchase order has been received by Company from a Customer in the Territory for the unit of Product; (ii) Company and such Customer have agreed upon the terms and conditions under which such unit of Product will be sold by Company to Customer; the purchase order has been accepted by Company for such unit in writing and the purchase order is no longer subject to revocation or cancellation; and (iii) the unit of Product has been delivered to and accepted by the Customer and the Company may invoice the Customer.

1.20         “Sales Minimums” has the meaning set forth in Section 3.1.

1.21         “Term” has the meaning set forth in Section 14.1.

1.22         “Territory” means the United States of America and Puerto Rico.

1.23         “Third Party” means a person or entity other than a Party to this Agreement.

1.24         “TTM Commission” means, with respect to a Converted Account, the total aggregate amount of commission accrued or actually paid by Company to Representative under Section 4.1 of this Agreement on Sales of Product by Company to the Converted Account in the twelve-month period immediately preceding the effective date on which Company makes a Company employee a sales representative for the Converted Account; provided however in the event that the Customer or Customers of a Converted Account have been active for less than twelve-months, such total amount of commissions accrued or actually paid by Company shall be annualized.

2.	Appointment and Authority of Representative.

2.1           Sales Representative Appointment. Subject to the terms and conditions of this Agreement, Company appoints Representative as its exclusive sales representative for marketing, sale, and support of the Products to Customers in the Territory, and Representative accepts the appointment and agrees to use all diligent efforts to market, promote and maximize the Sales of the Products in the Territory. Representative will be Company’s “exclusive” sales representative for such sales, but only to the extent of the exclusivity expressly set forth in Section 3.1 below (“Exclusivity”). Representative shall have no power or authority, express or implied, to make any commitment or incur any obligations on behalf of Company or to represent itself as an agent of Company. Representative shall not solicit orders or promote Products to any person or entity other than a Customer.

2.2           Conversion to Direct Sales Representatives. At all times after the end of the Second Sales Year, Company and Representative may mutually agree to have the Company’s employees act as direct sales representatives for the Product in the Territory for Converted Accounts, in lieu of Representative and its sales representatives. If the Parties mutually agree to a Converted Account, the Company shall pay Representative two (2) times the TTM Commission for the Converted Account on the date that the Converted Account becomes effective. Subject to the other terms of this Agreement, appointment by Company of an employee as a sales representative for a Converted Account shall take effect on the date specified by Company and the Representative.

2.3           Territorial Limitation. Representative shall not advertise, promote, or solicit orders for the Products outside the Territory without the prior written consent of Company. Representative shall promptly submit to Company, for Company’s attention and handling, the originals of all inquiries received by Company from potential Customers outside the Territory.

2.4           Reserved Rights. Company grants, and Representative shall obtain, no intellectual property rights with respect to the Products. Company reserves all rights not expressly granted herein.

2.5           No Conflicts. Representative represents and warrants to Company that it does not currently represent or otherwise promote any products that are competitive with, or provide similar functionality to, the Products (“Competing Products”). Representative agrees that, during the Term and to the extent permitted under Applicable Law, it will not represent or promote any Competing Products in the Territory unless expressly agreed upon beforehand, in writing, by both Parties. If Representative represents or promotes products in the Territory that are Competing Products, such representation and promotion will be considered a breach of this Agreement and Company shall have the right, at its sole discretion, to either (i) terminate this Agreement in accordance with Section 14.2, or (ii) convert the appointment in Section 2.1 above to a non-exclusive arrangement, in each case without prejudice to any rights or remedies available to Company under Applicable Law.

3.	Sale of the Products.

3.1           Sales Minimums; Product Exclusivity. Representative acknowledges that its assurances to Company that Representative can drive and achieve the Product Sales minimums in accordance with Exhibit D in the Territory (the “Sales Minimums”) are an essential part of the consideration that Company is expecting to receive from this Agreement and Representative. Accordingly, if the Sales Minimums have not been achieved, at any time and for any reason (other than as a result of Company’s inability to produce and deliver to Representative sufficient quantities of saleable Product), such failure shall be considered a material breach of this Agreement by Representative for which Company is entitled to: (i) terminate this Agreement under Section 14.2 at any time after the breach of this Agreement has not been cured within 60 days; or (ii) provided the material breach of this Agreement has not been cured within 60 days, convert the appointment in Section 2.1 above to a non-exclusive agreement with mutually agreeable terms to be discussed. So long as such a failure has not occurred and provided that Representative has not otherwise failed to comply with a term or condition of this Agreement, and/or the Agreement has not been converted to a non-exclusive agreement, then the Company agrees that it will not market, promote or sell Products for use in the Territory except in or in support of transactions with the Representative.

3.2           Promotion of the Products. Representative shall, at its own expense and according to the terms of this Agreement, use its best efforts to maximize the Sales of the Products to Customers within the Territory including, without limitation, through such training, and direct solicitation as it deems appropriate to meet its Sales Minimums; provided that any and all advertising and promotional activities under this Agreement shall be conducted in accordance with Applicable Laws and the package insert for the Product to the extent previously reviewed and approved by Company in writing. Company shall furnish Representative with reasonable quantities of samples, literature and any other materials Company deems necessary for proper promotions and sales presentations of its Products in the Territory. Representative may also develop and submit to Company for review and approval promotional and other materials based upon information, materials or requirements provided or specified by Company. Representative shall not use or distribute any promotional materials other than those that have been provided by Company, that are exact copies of those provided by Company, or that have been approved by Company in writing (collectively, the “Materials”) for purposes of promoting the sale of the Product under this Agreement, provided the approval by the Company is not unreasonably withheld or delayed. Furthermore, Representative shall use the Materials solely for purposes of this Agreement. Other than the copies of Materials provided by Company or Materials being used for any of the Company’s employee sales representatives, the Representative will bear all costs associated with printing Materials. Company shall bear all costs associated with the development of the Materials, including but not limited to artwork, layout, graphic design, images, animations and technical writing.

3.3           Prices and Terms and Conditions of Sale. Company shall provide Representative copies of any current Product price lists, delivery schedules, and standard terms and conditions of sale, as established from time to time for the Product. Notwithstanding such price lists, delivery schedules and standard terms and conditions, the Company shall set the prices, delivery schedules, and other terms and conditions of sale to Customers. All Sales shall be made in the name of Company and Representative will make reasonable efforts to add Company to Customers’ approved vendor list.

3.4           Product Orders. Representative shall use best efforts to maximize the volume of orders for Products that it solicits and obtains orders from Customers in the Territory.

3.5           Payment by Customers. Company will render all invoices directly to Customers, and all invoice payments shall be made directly to the Company by Customers. Company shall have the sole right of credit approval or credit refusal for Customers in all cases. It is understood by Company that full responsibility for all collection rests with Company.

3.6           Forecasting. At least five (5) business days before the start of each Calendar Quarter, Representative shall provide Company with its best, good-faith rolling forecast of the quantity of Product units that Representative expects to be delivered to Customers in the immediately succeeding twelve (12) month period (each a “Forecast”). Each Forecast shall be provided in writing, in such form and by electronic or other means as Company reasonably requires, and shall separately break out anticipated delivery volumes for each Product by calendar month. The first such Forecast is set forth in Exhibit B. Representative shall use commercially reasonable efforts to ensure that its Forecasts are as accurate as possible and, without Company’s consent, Customers’ orders do not significantly deviate from the Forecasts.

4.	Compensation.

4.1	Payments.

4.1.1           Commission on Product Sales. On or before the fifteenth (15th) day of each calendar month, Company agrees to pay Representative sixty percent (60%) of the Net Sales invoiced by Company from Product Sales that are completed in the Territory during the prior calendar month. In the event Company receives Product returns representing all or part of the Net Sales, whether voluntarily or under legal obligation, Company may deduct the commission, which was paid to the Representative for the Net Sales of the Product so returned from future amounts owed to Representative hereunder. In the event a Customer does not pay an invoice for the Product to the Company within one hundred twenty (120) days after the invoice due date, and Company has provided Representative with thirty (30) days written notice of the past due and unpaid invoice, then Company may deduct from commissions then due, or in the future due, the Representative an amount equal to the commission previously paid on said paid invoice. If Company subsequently collects such unpaid balance, the commission so deducted shall be paid to Representative in full on the 15th day of the month following the month in which it was paid.

4.1.2           Acquisition of Company. Company shall keep Representative reasonably apprised of any potential Acquisition. Upon an Acquisition during the Term or during the nine (9) month period following the expiration or termination of the Term (other than a termination by Company pursuant to Section 14.2 [termination based on Representative’s uncured breach]), Company agrees to pay a bonus to Representative (the “Acquisition Bonus”), in the amount and method calculated in accordance with Exhibit C. Representative will not be entitled to any compensation under this Section 4.1.2 as a result of any decision not to sell or consider the sale of Company, regardless of the reason. Such bonus shall be paid within ten (10) calendar days after Company’s or its stockholder’s receipt of Proceeds from such Acquisition.

4.1.3           Expenses. Except as otherwise set forth in Sections, 3.2, 5.4, 6.2, 6.5, 8.4 or 17.6, Articles 9, 11 or 12, or on Exhibit E, each Party shall bear its own costs and expenses in connection with the performance of its obligations under this Agreement.

4.1.4           Currency. All cash payment by shall be in United States dollars and shall be subject to all applicable governmental regulations and rulings.

5.	Conduct of Business.

5.1           Representative’s Conduct of Business. Representative shall use its best efforts and devote such time as may be necessary to sell and promote the sale of Company’s Products within the Territory in accordance with its obligations hereunder, including sufficient to meet the Sales Minimums in each Calendar Quarter. Representative represents and warrants to Company that it is in the business of providing services of the type contemplated in this Agreement to clients in order to enhance the value of clients’ businesses and sales, that Representative has the requisite skills and specialized knowledge to maximize the potential of Company’s businesses and sales of Products in the Territory and to make the Product competitive in the market. Representative shall make sufficient investments of time and money, and dedicate sufficient resources, to perform its obligations under this Agreement, meet the Sales Minimums and otherwise maximize Sales of Products, and Customer satisfaction and goodwill related to Product, in the Territory. Subject to the terms of this Agreement, Representative will conduct all of its business in its own name and in such manner as it may see fit.

5.2           Services. Representative shall provide the following services to all Customers in the Territory:

5.2.1           As requested by Company in writing, following up on all inquiries from Customers and Customer prospects within the Territory and calling on existing Customers and Customer prospects in the Territory at reasonably frequent intervals.

5.2.2           Distributing current Product literature, catalogues, and other sales aids as is customary and reasonable in the medical device business.

5.2.3           Provided the Company has given reasonable advanced written notice, attend Company sponsored national, regional, and/or local trade shows, either at Company’s home office or at another location designated by Company.

5.2.4           Training for the Product, all in a manner reasonably acceptable to Company.

5.2.5           Assistance, support and involvement in Product evaluation, troubleshooting, and returns; and obtaining information from Customers related to issues or concerns; all in a manner reasonably acceptable to Company.

5.2.6           Ensuring positive, high quality Customer engagement, relationships and experiences related to the Product, including without limitation Product quality, function and performance, and creating and maintaining at all times a positive, premium image and reputation of Company and the Product with Customers and others.

5.2.7           Performing such other services as set forth in Exhibit E or otherwise agreed to by Representative from time to time.

5.3           Support. Without limiting Representative’s other responsibilities under this Agreement, any Customer complaints regarding Products and support to be provided to Customers shall be handled as follows:

5.3.1           General Product Support Services. Without limiting the Parties obligations under this Agreement, both Parties shall follow the requirements published by FDA for CFR Title 21 Part 803 regarding Customer Complaint and Medical Device Reporting for the Products through the Standard Operating Procedure outlined in Exhibit F hereto. communicate concerns and adverse events to Company, Representative, and not Company, shall provide Level One Support (as defined in Exhibit F) on the Products to Customers. Such support shall include providing assistance and information that Company reasonably requests to enable Company to provide Level Two Support (as defined in Exhibit F) on the Products.

5.3.2           Training Support by Company. Company will provide Product training to Representative. Company will also make available its training modules for surgeons and Representative’s sales representatives and employees. Such modules will consist of Internet-based training presentations that Representative can embed on its website and mobile devices.

5.4           Orders and Inventory Management.

5.4.1           Representative shall establish and maintain an inventory of the Products from Company on a consignment basis that is stored by Representative at Representative’s facility located at 17826 Edison Avenue, Chesterfield, MO 63005, or any other location at the sole discretion of the Representative, all in accordance with Applicable Law and the requirements of Regulatory Authorities and Company as described in Exhibit G. Company retains all right, title, and interest in and to all Products until such Products are (a) delivered to Customers pursuant to this Agreement; (b) used, lost, or damaged by Representative, at which time Product will be deemed purchased by Representative and Representative shall pay Company for such Product at the then manufacturing cost of the Product, upon invoice; or (c) returned to Company at Company’s written request, provided the return will not negatively affect the Representative’s capacities to conduct business with the Products or meet its Sales Minimum obligations herein. Representative agrees to (x) mark Product as Company’s property, (y) segregate Products from other goods, and (z) use reasonable care to store, secure and protect the Products from loss or damage and in compliance with all Applicable Laws. Representative agrees to maintain Products free and clear of all liens and encumbrances of any nature and shall indemnify, reimburse and hold harmless Company from and against any loss or damage caused by its failure to do so, upon Company’s request. Upon Company’s written request, Representative agrees to return any Products in its possession to Company, provided the return will not negatively affect the Representative’s capacities to conduct business with the Products or meets its Sales Minimum obligations herein.

5.4.2           Representative shall order Products on behalf of Customers from Company by submitting written purchase orders of Customers identifying the number(s) and type(s) of Products ordered, the requested delivery date(s). All orders for Products will be subject to acceptance by Company, provided that Company will not unreasonably reject any purchase order for Products that meets the requirements of this Section 5.4.2. Company will accept or reject each order submitted by Representative within three (3) business days after receipt of the order. Any order not rejected within this time period will be deemed accepted. Representative may use its standard purchase order form to order Products hereunder; provided, however, the terms and conditions of this Agreement will supersede any conflicting terms on such form.

5.4.3           Company shall use commercially reasonable efforts to deliver Product to Representative by the delivery dates specified in Representative’s purchase orders and shall promptly notify Representative upon learning of any backordered Product or any circumstance that could lead to a Product being delivered later than the date in the applicable purchase order. Company shall bear all costs to ship the Product to the Representative and shall provide the Representative a no-charge invoice for the Products and a Packing List for what is contained in each order by item number, quantity, description and lot number(s).

5.4.4           Unless otherwise agreed by the Parties in writing, all shipments shall be shipped to the Representative by the Company using Fed Ex or United Parcel Service Standard delivery. The Company shall notify Representative via e-mail of tracking number(s) for each shipment. Company will package to ship Products in accordance with the terms of this Agreement, Company’s customary practices for Products, and according to FDA regulations for shipping implantable medical devices.

5.4.5           If any Product is found to be defective by the Representative, it shall send the alleged defective product back to the Company, at the Company’s expense.

5.4.6           Insurance. Representative agrees to maintain an adequate business insurance policy to cover the full replacement value of all inventory of Products in its possession in full force and name Company as additional insured thereon. Company shall maintain a minimum of $2,000,000 of product liability insurance coverage for the Products and name Representative as additional insured thereon. Upon request of a Party, the other Party shall deliver a certificate of insurance evidencing the existence of the insurance policies required hereby.

6.	Regulatory and Quality Assurance.

6.1           MAA Approval. Representative agrees that Company shall own and retain all right, title and interest in and to any and all MAA Approvals in the Territory.

6.2           Permits. To the extent permitted under Applicable Law, Representative, at its own cost, shall be responsible for obtaining all government and other approvals beyond MAA Approval, including permits, registrations, licenses, exemptions, exceptions and other permissions, etc., necessary and useful to the sale to Customers and use of the Products in the Territory (“Permits”). The Parties expressly agree that upon termination and/or expiration of this Agreement, Representative shall, to the extent permitted by Applicable Law, immediately transfer all Permits to Company or its designee (including naming Company or such designee as the permit holder) and provide all necessary assistance and information to affect such transfer, provided the terms of this Agreement have been fulfilled by Company. Representative shall keep Company informed with respect to such Permit acquisitions and will confer with Company as to all such Permits that Representative may apply for under the terms of this Agreement. In the event of termination or expiration of this Agreement, and provided the terms of this Agreement have been fulfilled by the Parties, Representative agrees to execute such documents, render such assistance, and take such other action as Company may reasonably request, at Company’s expense, to apply for, register, perfect, confirm, and protect Company’s rights in the Permits including (without limitation) an assignment of all such Permit applications or Permits to Company or such other third party as Company may designate in writing.

6.3           Regulatory. Representative shall comply, and shall establish and maintain record keeping and other practices and procedures related to the Product, handling, packaging, labeling, and storage facilities, sufficient to cause and enable Company to comply, fully with any and all Applicable Laws of the Territory as they relate to the Products, including maintaining and providing to Company a copy of all records, reports, and other documentation and information that Company is required to maintain by Applicable Law related to sales or marketing of the Product or Representative’s associated activities. Company acknowledges and agrees that it shall not be entitled to the name or contact information of any Customer. Except to the extent otherwise required by Applicable Law, all communications with Regulatory Authorities related to the traceability and/or tracking of Product shall be by Representative (and, unless otherwise approved by Representative in writing, not Company). In addition, Representative shall monitor the appropriate information sources closely for changes in such Applicable Laws, and other requirements relating to the Products in the Territory, and shall make the appropriate changes in their procedures and notify Company promptly in writing of any and all such changes. Representative acknowledges that its obligation to comply with all Applicable Laws of the Territory shall include, without limitation, the following requirements:

6.3.1           Representative shall maintain adequate written procedures for and records of inventory management of the Products, including handling, storage, inspection, quality control, environmental conditions, and shipment, all in accordance with Applicable Laws and the requirements of Regulatory Authorities and Company, as applicable. Adequate records of shipments to Customers shall be maintained for at least five (5) years or until the end of the useful life of the Products, whichever is longer. The records shall be in such a form as to enable Representative and Regulatory Authorities to trace the location of all regulated Products.

6.3.2           Representative and Company shall comply with Applicable Laws with regard to timely reporting of adverse events and deficiencies of devices. Representative shall promptly (and in any event within 24 hours after the Representative is notified of the adverse event) notify Company of any such adverse events. Representative shall refer all written and oral complaints and concerns of any kind concerning the Products to Company as promptly as possible, and according to FDA requirements, but in no event more than forty-eight (48) hours following Representative’s receipt of such complaint or concern. Representative shall also provide additional information and documentation in its possession or control as may be requested by Company within a reasonable time period and as is required by FDA. Representative shall not respond directly to Customer complaints or concerns regarding the performance of the Products, provided the Company is responding in a reasonable manner; instead, Representative shall first contact Company and Company shall reply directly to any complaint or concern and openly communicate all Customer complaint correspondence to the Representative. Representative and Company shall keep a record of all Customer complaints and concerns in accordance with FDA requirements.

6.4           Quality Assurance. Both Parties will maintain a characterized quality system in its organization, all facilities in which Product are manufactured, shipped, stored or otherwise present, and in particular will ensure that: (i) the Parties will be able to proceed to recall specific Products if Company so instructs; (ii) Representative keeps a file of the locations and conditions of all Products including any relevant serial numbers in its Territory; and (iii) the Parties personnel performing under this Agreement have appropriate technical skills, training, experience and expertise with respect to the Products to enable them to perform their responsibilities set forth herein.

6.5           Recalls. Representative agrees that, if Representative discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to any Product which may reasonably require a recall, market withdrawal, safety alert, and/or field correction under Applicable Law (each, a “Recall”) for such Product, Representative shall promptly communicate such fact, condition, circumstance or event to Company within twenty-four (24) hours. In the event (i) any Regulatory Authority requests a Recall for any Product, (ii) a court of competent jurisdiction orders a Recall, or (iii) Company determines, in its sole discretion, that a Recall of any Product should be conducted, Representative shall promptly implement any such Recall, but in any event not later than forty-eight (48) hours following receipt of notice from Company. Company shall be solely responsible for all Recall determinations, the costs of any such Recall, and shall control all aspects of the Recall process. Representative may not initiate or conduct a Recall of any Product without prior written approval by Company. To the extent that it is necessary to communicate with any non-governmental third party, including, but not limited to, the media, or any Customer concerning any such fact, condition, circumstance or event, a Company official shall be the primary contact person concerning the remedial action, unless otherwise agreed to by the Parties. Company shall be responsible for communicating with Regulatory Authorities, and for submitting any necessary reports (e.g., corrections and removals reports) related to any Recall. Company, at its own expense, shall repair or replace any Product under Recall ordered by Representative (whether sold to a Customer or in inventory), or any component thereof, or provide a full refund to Representative or its Customers, as applicable, for any such Product, or component thereof.

6.6           Alterations. Alterations to any Product that Company deems necessary or desirable may be made at any time by Company without prior notice to, or consent of, Representative and such altered Product shall be deemed fully conforming to Company specifications. Upon making such a change in specifications or designs, Company shall be under no obligation to replace or make such changes on any of the Products previously shipped to Representative. Representative shall not make any alterations to any Product and Company shall be under no obligation to make any alterations that may be requested by Representative.

6.7           Packaging. Representative shall not repackage the Products, and shall only resell the Products in the same packaging as originally received from Company, unless otherwise agreed upon by the Parties in writing. In addition, except for the addition of information required by Applicable Law, Representative shall not re-label Products supplied to Representative by Company hereunder without the prior written consent of Company. The Representative may add a sticker to the Product packing label stating, “Distributed by” including the Representative’s company name, address and contact information, provided the sticker does not obscure or alter the label on the Product packaging label. Any Product packing label changes shall be approved by Company in writing.

7.            Audit of Quality System. Company reserves the right for it or its representatives to audit Representative and to inspect Representative’s facilities, operations, practices, procedures, inventory records, standard operating procedures and the like to ensure compliance with the obligations of this Agreement and Applicable Law as it relates to the Product. Such audits may be performed at least once a year, or at such greater frequency as may reasonably be needed by Company to comply with Applicable Laws, and provided the Company has provided at least a thirty (30) day written notice of the audit to the Representative, and that the Company’s Chief Executive Officer or his appointee can attend and oversee the audit. Representative shall maintain and make available to Company or its representatives accurate records with respect to the Products, including quality control processes, procedures and results; inspection results (if any); and any adverse event reports (if any). Representative shall also maintain a record of any Customer complaints or concerns regarding either the Products or Company and immediately forward to Company all information regarding those complaints and concerns (other than Customer names and contact information). Company shall have the right to inspect at reasonable times and during normal business hours (and have Representative provide a copy to Company of) all of the foregoing. Notwithstanding anything in this Agreement to the contrary, the Representative shall not be obligated to provide any detailed Customer information for audits in respect to Customer names and locations, nor shall Company be entitled to the Representative’s financial records including but not limited to financial reports other than information related to the calculation of Net Sales.

8.             Intellectual Property.

8.1           Products. Representative acknowledges that the Products, any accompanying documentation and the Materials are covered by intellectual property rights owned or controlled by Company; and other than as expressly set forth in this Agreement, no license or other rights in such intellectual property are granted to Representative, and all such rights are hereby expressly reserved by Company.

8.2           Trademarks. During the Term (as defined below), Representative shall have the right to indicate to the public that it is an authorized representative of Company’s products and to advertise within the Territory the Products under the trademarks, marks, and trade names that Company may adopt from time to time (“Company’s Trademarks”). Company’s Trademarks shall at all times remain the exclusive property of Company and all use of Company’s Trademarks shall inure to the exclusive benefit of Company.

8.3           Trademark Restrictions. All representations of Company’s Trademarks that Representative intends to use shall be exact copies of those used by Company or shall first be submitted to Company for approval (which shall not be unreasonably withheld) of design, color and other details. Representative shall not engage in any activity, which would adversely affect the name, reputation or goodwill of Company or the Products. In addition, Representative shall fully comply with all reasonable guidelines, if any, communicated by Company concerning the use of Company’s Trademarks. In no event may Representative use or authorize any use of any of Company’s Trademarks in any domain name whether registered, owned, or operated by or on behalf of Representative. Representative shall not challenge or assist others to challenge Company’s Trademarks or the registration thereof or attempt to register, use, or enforce any trademarks, marks or trade names confusingly similar to those of Company. Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling Company to terminate this Agreement immediately upon notice to Representative. Except as set forth in this Article 8, nothing contained in this Agreement or performance hereunder shall grant or shall be deemed to grant to or vest in Representative any right, title or interest in or to Company’s Trademarks. Upon termination of this Agreement, Representative shall immediately cease to use any and all of Company’s Trademarks and all marks, trade names, and the like that may be confusingly similar.

8.4           Work Product. Representative agrees that all right, title, and interest in and to any works of authorship, Materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries, feedback, suggestions, and trade secrets conceived, discovered, authored, invented, developed, made or reduced to practice by Representative, solely or in collaboration with others, arising out of, or in connection with, the Product or performing its obligations under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Work Product”), are and shall be the sole property of the Company. Representative also agrees to promptly make full written disclosure to the Company of all Work Product and shall deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Work Product. Further, Representative agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Work Product and testifying in a suit or other proceeding relating to such Work Product.

9.             Warranty and Disclaimers.

9.1           Limited Product Warranty. Company’s standard Product warranty as of the Effective Date is set forth on Exhibit H. Exhibit H may be updated by Company from time to time in its sole discretion by providing an updated Exhibit H to Representative in writing. Any representation or warranty provided by Company is provided solely to Customers (and not to Representative). If a Customer contacts Representative with a warranty claim, Representative shall assist Company with returns in accordance with Company’s specified processes and procedures.

9.2             Company Representations and Warranties. Company represents and warrants that (a) its entry into this Agreement is rightful and does not violate any other agreement to which it is a party, (b) its conduct in performing its obligations under this Agreement shall conform to all Applicable Laws, general and local industry and medical standards and good commercial practices, and (c) it has all the necessary licenses, authorizations, approvals, registrations, permissions, and the like to perform its obligations under this Agreement, including all necessary intellectual property rights to manufacture and sell the Products in the Territory.

9.3           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, COMPANY MAKES NO WARRANTIES OR CONDITIONS TO REPRESENTATIVE, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND COMPANY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

9.4           No Warranties. Representative shall make no representations or warranties with respect to the Products other than those specifically authorized in writing by Company. Any other representation or warranty made by Representative to Customers with respect to the Products shall not obligate Company in any way. Representative shall not modify or replace any components or otherwise attempt to fix or modify any Products.

9.5           Representative Representations and Warranties. Representative represents and warrants that (a) its entry into this Agreement is rightful and does not violate any other Agreement to which it is a party, (b) its conduct in performing its obligations under this Agreement shall conform to all Applicable Laws, general and local industry and medical standards and good commercial practices, and (c) it has all the necessary licenses, authorizations, approvals, registrations, permissions, and the like to perform its obligations under this Agreement in the Territory.

9.6           Sale of Company. Company and its stockholders retain sole and absolute discretion in decisions regarding whether or not to sell or pursue the sale of the Company, notwithstanding anything to the contrary. In particular, under no circumstances shall Company or its stockholders be obligated to sell, or consider or discuss the sale, of Company with or to any party, and nothing in this Agreement shall be construed to restrict or limit the right of Company or its stockholders to sell or discuss the sale of the Company with any party or engage in any other transaction. All discussion, negotiation, and evaluation of potential Acquisitions shall be conducted by Company on its own behalf, and Representative shall not take any actions that may result in Representative being considered a broker-dealer as such term is defined under Applicable Laws.

9.7           Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, AND WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, COMPANY’S AGGREGATE LIABILITY TO REPRESENTATIVE OR ANY THIRD PARTY WITH RESPECT TO THE PRODUCTS AND/OR THE RELATIONSHIP DESCRIBED IN THIS AGREEMENT FOR ANY REASON AND UPON ANY CAUSES OF ACTION SHALL NOT EXCEED THE AMOUNT OF COMMISSION PAID OR OWING TO REPRESENTATIVE UNDER THIS AGREEMENT.

10.           Confidential Information. The Parties acknowledge that by reason of their relation-ship hereunder they will have access to certain information and materials concerning each Party’s business, plans, customers, technology, and products that are confidential and of substantial value to each Party, which value would be impaired if such information were disclosed to third parties (“Confidential Information”). The Parties agree that it shall not use in any way for its own account or the account of any third party other than to fulfill its express obligations under this Agreement, nor disclose to any third party, any such Confidential Information. The Parties shall take every reasonable precaution to protect the confidentiality of such information. Upon request, the Parties shall advise one another whether it considers any particular information or materials to be confidential. The Materials and all marketing and financial information, business plans, sales information, and technical information, disclosed to each Party, whether orally or in writing, and all Customer data and Customer lists, shall be deemed Confidential Information of the disclosing Party. Representative shall not publish any technical description of the Products beyond the description published by Company or approved by Company in the Materials. In the event of termination or expiration of this Agreement, there shall be no use or disclosure by either Party of any Confidential Information or Materials, unless agreed to otherwise in writing.

11.           Indemnification by Representative. Representative shall indemnify, defend, and hold harmless Company and its successors, directors, officers, agents, employees, and affiliates from and against any causes of action, claims, demands, costs, liabilities, expenses, judgments, proceedings, and damages (including Company’s attorney’s fees), arising out of or related to: (i) Representative’s warranties or representations of the Products other than those warranties expressly authorized in writing by Company; (ii) Representative’s performance of or failure to perform its duties under this Agreement; (iii) breach of any of Representative’s representations and warranties; or (iii) the negligent, illegal or willful acts of Representative, its employees, or its agents. Company will promptly deliver to Representative any notices or papers served upon it in any proceeding covered by this indemnity, and Representative will defend the same at its expense. Company shall, however, have the right to participate in the defense at its own expense.

12.           Indemnification by Company. Company shall indemnify, defend, and hold harmless Representative and its successors, directors, officers, agents, employees, and affiliates from and against any causes of action, claims, demands, costs, liabilities, expenses, judgments, proceedings, and damages (including Representative’s attorney’s fees), arising out of or related to: (i) Company’s warranties or representations of the Products; (ii) any third party claim arising from an actual or alleged defect in a Product; (iii) breach of any of Company’s representations and warranties; or (iv) the negligent, illegal or willful acts of Company, its employees, or its agents. Representative will promptly deliver to Company any notices or papers served upon it in any proceeding covered by this indemnity, and Company will defend the same at its expense. Representative shall, however, have the right to participate in the defense at its own expense.

13.           Non-Assignment. Representative shall not have the right to assign, delegate, subdivide or otherwise transfer any obligations or rights under this Agreement without the prior express written consent of Company. Company may freely assign this Agreement; provided no such assignment shall have the effect of canceling or circumventing the provisions herein dealing with Representative’s bonus upon an Acquisition. Any attempted assignment in violation of this Article 13 shall be null and void.

14.	Term and Termination.

14.1         Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of five (5) years commencing on the date of the First Commercial Sale, unless earlier terminated in accordance with the terms and conditions of this Agreement. Thereafter, the Agreement shall renew automatically on the fifth anniversary of the first day of the First Commercial Sale for an additional term of five (5) years (for a total term of ten (10) years) unless written notice of termination is given by either Party to the other Party at least one-hundred eighty (180) days prior to the expiration of the then current Term or otherwise in accordance with this Agreement (each such five-year term, the “Term”). Extension of the Term of this Agreement beyond such ten (10) year period requires a written extension signed by both Parties.

14.2         Termination by Either Party. Either Party may terminate the Term of this Agreement prior to its expiration and upon thirty (30) days prior written notice if: (a) the other Party breaches any material term of this Agreement and the breaching Party has not cured the breach within sixty (60) days of such notice; (b) the other Party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing); or

(c) the other Party ceases to actively engage in the business to which this Agreement relates.

14.3	Effects of Expiration or Termination.

14.3.1         Payments. Upon expiration or termination of the Term of this Agreement other than termination by Company under Section 14.2, subject to all the provisions of this Agreement and Representative’s compliance with Section 14.3.2 below, amounts that became due or payable during the Term of this Agreement or, in the case of any Acquisition Bonus, become earned during the nine (9) month period after such expiration or termination, will be paid to Company or Representative, as the case may be, in accordance with Article 4. No other fees shall be due or payable by Company or Representative after any such termination or expiration of this Agreement. Company’s obligation to pay fees after the effective date of expiration or termination is subject to and conditional upon Representative’s cooperation with any replacement representative. Either Party may withhold, for up to six (6) months, the payment of fees after the effective date of expiration or termination if such Party reasonably determines that there may be sufficient credits or other adjustments that warrant such action. If a Party is owed any amounts by the other Party, such Party shall have the right, in its absolute discretion, to offset any fees payable by the other Party by such obligation owed to the other Party.

14.3.2         Return of Materials. All documents and other tangible objects containing or representing Confidential Information, all Materials, all Products, all documentation and files related to the Product (other than Customer names or contact information), and all copies thereof that are in the possession or control of Representative shall be and remain the property of Company and upon expiration or termination of the Term of this Agreement shall, at Company’s sole option, be promptly returned to Company or its designee or destroyed (with proof of such destruction). Under no circumstances shall Representative destroy or fail to provide documentation or records in a manner that results in a failure to comply with Applicable Law. Representative’s use of Company’s Trademarks shall cease immediately upon termination or expiration of this Agreement. Any advertisement or listing by Representative that (i) includes Company’s name used in conjunction with Representative’s name or that otherwise suggests a business relationship between the two Parties; and (ii) that appears in any telephone book, directory, public record or like publication shall be, to the extent within Representative’s possession or control, removed by Representative as soon as possible, but no later than the subsequent issue of such publication.

14.3.3         Representative Claims. Upon termination or expiration of this Agreement, all claims of Representative against Company including, without limitation, those pertaining to fees hereunder are hereby waived unless made in writing to Company by Representative within ninety (90) days of when the fee would have been payable.

14.3.4         Survival. The following provisions shall survive the termination or expiration of this Agreement for any reason: Sections 5.4.6, 8.1, 8.3, 8.4, 14.3, Articles 1, 4, 6, 9 (provided that Section 9.1 shall survive solely with respect to Products under warranty), 10, 11, 12, 13, 15, 16 and 17. All other rights and obligations of the Parties shall cease upon termination of this Agreement.

15.           Independent Contractors. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other; (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint venture or common undertaking; or (iii) allow Representative to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with Representative’s business are the sole responsibility of Representative. Representative shall be solely responsible for, and shall indemnify and hold Company free and harmless from, any and all claims, damages or lawsuits (including Company’s attorneys’ fees) arising out of the acts of Representative, its employees or its agents. Neither Representative, nor any individual whose compensation for services is paid for by Representative, is in any way employed by Company, nor shall any of them be deemed to be employed by Company for any purpose. Representative accepts exclusive liability for any payroll taxes or contributions according to Federal, state or local tax laws with respect to sales agents and/or other individuals whose compensation is paid by Representative.

16.           Notice. Any notice required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered by overnight courier or by registered or certified mail, postage prepaid, or by facsimile, which facsimile is promptly confirmed, in writing, by registered or certified mail, postage prepaid. Notices will be considered to have been given (i) one (1) day after delivery to an overnight courier, (ii) three (3) business days after deposit in the mail as set forth above or (iii) upon receipt of actual delivery by facsimile. All notices shall be delivered to the addresses indicated below (or to such other address as a Party may specify by notice under this Agreement).

Company: Tenon Medical, Inc. 2110 Omega Road, Suite F San Ramon, CA 94583 Phone: (408) 712-3313 E-mail: rich@denovovc.com Attn: Rich Ferrari	Representative: SpineSource, Inc. 17826 Edison Avenue Chesterfield, MO 63005 Phone: (314) 560-5019 E-mail: t.mitchell@spinesource.com Attn: Thomas Mitchell

17.	Miscellaneous.

17.1         Waiver; Amendment. The failure of either Party to enforce its rights or the obligations of the other Party under this Agreement at any time for any period shall not be construed as a waiver of such rights or obligations unless the waiver is evidenced in writing and signed for on behalf of both Parties. Any modification or amendment of, or addition to, the terms of this Agreement shall not be effective unless in a writing which is signed by an authorized officer of both Parties.

17.2         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions.

17.3         Severability. If any provision of this Agreement is held to be void, invalid or unenforceable, the same shall be reformed to give the fullest effect to the intention of the Parties when executing this Agreement while complying with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

17.4         Dispute Resolution. In the event of any dispute, controversy or claim between the Parties hereto arising out of this Agreement, the Parties agree to attempt to resolve such dispute in good faith through direct negotiations for a period of thirty (30) days. Any dispute, controversy or claim between the Parties hereto arising out of or relating to this Agreement which cannot be resolved through direct negotiations shall be settled by binding arbitration in accordance with and subject to the then applicable rules (“Rules”) of the Judicial Arbitration and Mediation Services (“JAMS”) and such arbitration shall be administered by JAMS with a single arbitrator selected from a list of arbitrators proposed by JAMS in accordance with the Rules. The arbitrator shall allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The costs of the arbitration including the arbitrators’ fees shall be shared equally by the Parties. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Unless otherwise expressly agreed to by both Parties, such arbitration shall take place in Denver, Colorado.

17.5         Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

17.6         Registrations. If this Agreement is required to be registered with any governmental authority in the Territory, Representative shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

17.7         Force Majeure. Any delay or failure of a Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, epidemics, pandemics or other public health emergencies of local, national or international concern, embargoes, explosions, riots, wars, acts of terrorism, strikes, labor stoppages or slowdowns or other industrial disturbances, and shortage of adequate power or transportation facilities) (each a “Force Majeure Event”). A Party’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions, or supplier actions or contract disputes will not excuse performance by a Party under this Section 17.7, except that the inability of Company to provide Products shall excuse Representative’s failure to meet its Sales Minimum obligations. A Party intending to rely upon this Section 17.7 shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Such Party shall use all reasonable efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

17.8         Entire Agreement. This Agreement, and all exhibits attached hereto, constitute the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the Parties with respect to the subject matter hereof. Notwithstanding the foregoing, to the extent the terms and conditions of this Agreement conflict with the terms and conditions of any exhibit, the terms and conditions of this Agreement shall govern. The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein. To the extent the Parties desire to add future services not contemplated by Section 5.2, the Parties agree such services will be set forth in writing in a future agreement or amendment.

17.9         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE AGREED TO AND ACCEPTED BY:

TENON MEDICAL, INC.

By:	/s/ Rich Ferrari
Name:	Rich Ferrari
Title:	Executive Chairman
Date:	5/19/2021

SPINESOURCE, INC.

By:	/s/ Tom Mitchell
Name:	Tom Mitchell
Title:	President & CEO
Date:	5/21/2021

EXHIBIT A

PRODUCTS

New and improved Catamaran Sacroiliac Joint Fusion System

EXHIBIT B

INITIAL FORECAST

The Parties acknowledge that this Agreement is being entered and executed during a Force Majeure identified as the COVID-19 Worldwide Pandemic. Market conditions currently exist that make attainment of the Initial Forecast unknown due to the rapid and severe economic downturn in the U.S. economy accompanied by federal, state and local governments placing a moratorium on elective surgeries, such as sacroiliac fixation and fusion where the Product is utilized. As a result, the Parties acknowledge that the forecast may be adjusted accordingly, if necessary, by mutual Addendum to this Agreement.

After the end of the Second Sales Year, if a Customer in the Territory becomes a Converted Account, then the Initial Forecast below shall be reduced each year thereafter by: (i) the annualized number of Product units sold to the Customer in the last twelve month period prior to it becoming a Converted Account, plus (ii) a number of Product units equal to 16% of the number of Units in (i) above for each year with the sum totals being rounded to the nearest whole number; plus (iii) for each subsequent year in the remaining term of the Agreement, a number of Product units equal to 116% of the prior year’s reduction in units.

For example, if a Customer was converted on the first day of the third year, and its annualized unit volume was 20 units, then the Sales Minimum for Year 3 would be reduced by 23 units (20 x 1.16 = 23.2 units); and Year 4 would be reduced by 27 units (23 x 1.16 = 26.7 units); and Year 5 would be reduced by 31 units (27 x 1.16 = 31.3 units).

Q1	18 units	Q1	221 units
Q2	36 units	Q2	254 units
Q3	53 units	Q3	269 units
Q4	69 units	Q4	306 units
Year 1: Total:	176 units	Year 4: Total:	1,050 units

Q1	75 units	Q1	329 units
Q2	95 units	Q2	361 units
Q3	106 units	Q3	389 units
Q4	136 units	Q4	496 units
Year 2: Total:	412 units	Year 5: Total:	1,575 units

Q1	145 units
Q2	167 units
Q3	183 units
Q4	205 units
Year 3: Total:	700 units

EXHIBIT C

CALCULATION OF ACQUISITION BONUS

The Acquisition Bonus shall be calculated in the following manner using the total aggregate US dollar value of all Proceeds received by Company and/or its shareholders from an Acquisition of Company or the capital stock of the Company. For clarity, Proceeds received in the form of publicly traded stock shall be valued in US dollars for purposes of calculating such total aggregate value.

(i)           seven percent (7%) of the total aggregate dollar value of Proceeds received by Company and/or its shareholders from an Acquisition of Company up to a value of one hundred seventy million US dollars (US$170,000,000); plus

(ii)           five percent (5%) of the total aggregate dollar value of Proceeds received by Company and/or its shareholders from an Acquisition of Company in excess of one hundred seventy million US dollars (US$170,000,000), but not in excess of three hundred million US dollars (US$300,000,000); plus

(iii)           four percent (4%) of the total aggregate dollar value of Proceeds received by Company and/or its shareholders from an Acquisition of Company in excess of three hundred million US dollars (US$300,000,000), but not in excess of four hundred million US dollars (US$400,000,000); plus

(iv)           three percent (3%) of the total aggregate dollar value of Proceeds received by Company and/or its shareholders from an Acquisition of Company in excess of four hundred million US dollars (US$400,000,000).

For example, if the total aggregate dollar value of all Proceeds received by Company and/or its shareholders from an Acquisition of Company is six hundred million US dollars, the Acquisition Bonus will equal:

(.07*$170M) + (0.05*$130M) + (.04*$100M) + (.03*$200M) or twenty-eight million four hundred thousand US dollars (US$28,400,000)

In the event of an Acquisition of Company by a Third Party, whether before or after any public offering of Company stock, Company (or its successor, assign, or such Third Party) has the right to terminate this Agreement at any time thereafter by providing written notice to Representative so long as the Acquisition Bonus paid to Representative is in an amount equal to or greater than six million US dollars (US$6,000,000). The effects of such termination are outlined in Section 14.3.

EXHIBIT D

SALES MINIMUMS

The Parties acknowledge that this Agreement is being entered and executed during a Force Majeure identified as the COVID-19 Worldwide Pandemic. Market conditions currently exist that make attainment of the Sales Minimums unknown due to the rapid and severe economic downturn in the U.S. economy, accompanied by federal, state and local governments placing a moratorium on elective surgeries, such as sacroiliac fixation and fusion where the Product is utilized.

As a result, the Parties acknowledge that the Sales Minimums may be adjusted accordingly, if necessary, by mutual Addendum to this Agreement.

The Sales Minimums shall be seventy percent (70%) of the Initial Forecast in Exhibit B herein and shall be measured and evaluated on a 3-calendar month basis (referred to as quarters) as applicable to Paragraph 3.1 herein.

Making the absolute, critical assumption that the new and improved Product is available to Representative in commercial quantities of 20 Product kits with sufficient inventory to meet Sales Minimums, the first Sales Minimums shall become applicable commencing on the first day of a calendar quarter determined by mutual written agreement between the Parties, but no later than six (6) months after the date of delivery of the 20 Product kits with sufficient inventory to the Representative, and then every calendar quarter thereafter, unless agreed to otherwise in writing.

When the 3-month unit sales results exceed any given quarterly Sales Minimum, the net amount in excess shall count towards achieving the following 3-month Sales Minimum

EXHIBIT E

COSTS AND OTHER SERVICES

Paid Surgeon Consultants. The Company shall pay all the costs and expenses of surgeon consultant fees, including Consultants which serve in a training capacity. The Company shall pay for reasonable travel expenses for the surgeon consultant.

Training.

1.	The Company shall pay for all the Training Costs and expenses for all surgeons covered by its own direct sales force and its own direct sales representatives after the Second Sales Year has been completed, unless agreed to otherwise in writing by the Parties.

2.	With the exception of Point 1 of Training in this Exhibit E and for the term of this Agreement, the Representative shall pay only the surgeon training costs limited to airfare, lodging, ground transportation, entertainment and meals for surgeons attending Training. The Company shall pay for facility rentals and fees, specimen fees, equipment fees (i.e., anatomy models, bone models, C-arm, O-arm, Navigation and Augmented Reality equipment rentals and fees, PPE, etc.), lab tech fees and any other fee associated with use of specimens, equipment, models and facilities, unless agreed to otherwise in writing.

EXHIBIT F

SUPPORT

The Representative will collect information for each Complaint according to the requirements of CFR Title 21 Part 803 on the form attached to Exhibit F, the SpineSource Customer Complaint Form, and submit it to the Company.

The Company will analyze the Complaint and follow up with the requirements necessary to comply with CFR Title 21 Part 803 as required for Manufacturers.

The Parties agree to follow the Standard Operating Procedure SOP-15: Customer Complaint Procedure, updated as required and necessary.

EXHIBIT G

INVENTORY MANAGEMENT

The Parties shall utilize necessary inventory tracking and traceability requirements as necessary to comply with FDA regulations governing the manufacture, packaging, quality, inspection and distribution of Class I and Class II Medical Devices and Instruments.

The Representative shall follow its Standard Operating Procedures for the distribution of domestically manufactured medical devices in its SOPs as follows and the Company shall be provided access to the most recently updated versions of the following SOPs at any time upon written request.

A zip folder has been e-mailed to the Company from the Representative on April 22, 2020, which Company has agreed to on file, containing the following SOPs and the necessary attachments and flowcharts:

1.	SOP-005: Document Controls

2.	SOP-007: Identification and Traceability Rev. C

3.	SOP-008: Product Acceptance Activities

4.	SOP-009: Product Review

5.	SOP-010: Non-conforming Product

6.	SOP-011: Corrective and Preventive Action

7.	SOP-012: Receiving, Handling and Storage

8.	SOP-013: Shipping and Distribution

9.	SOP-014: Records

10.	SOP-015: Customer Complaint Procedure

EXHIBIT H

CUSTOMER WARRANTY

To the extent permitted under Applicable Law, Company warrants to Customer (and not to Representative) that the Products are free from defects in workmanship and materials and conform to Company’s specifications at the time of delivery by Company to Customer. To the extent permitted under Applicable Law, Company provides no other warranties of any kind, whether express or implied. Representative shall be responsible for handling and managing all Customer warranty claims and returns for allegedly non-conforming Products in a manner reasonably acceptable to Company. If a Customer contacts Company with a warranty claim, Company shall refer such Customer to Representative. Any warranty made by Representative to its Customers with respect to the Products shall not obligate Company in any way and Representative shall retain full responsibility for the performance of any warranties extended to the Customer. Subject to the foregoing and to the warranty limitations below, upon Company’s confirmation of defects in workmanship or materials or a failure of a Product to conform to Company’s specifications as warranted, Company will, in its sole discretion, either repair or replace the Product (and/or any part or component thereof) or credit Representative’s account for the Product purchase price paid therefor.

Warranty Limitations. The warranties given by Company shall not apply to Products that have been modified or altered in any manner by anyone other than Company, or to defects caused (i) through no fault of Company during shipment to or from Customer; (ii) by the use or operation in an application or environment other than that intended or recommended by Company; (iii) by service by anyone other than employees of, or persons approved in writing by, Company; (iv) by accident, negligence, misuse, or other causes other than normal use; or (v) by storage, usage or handling in any manner inconsistent with the Product label. Replacement Products supplied under this warranty shall carry only the unexpired portion of the original warranty. Company shall not be liable for any adulteration or failure to meet the Product specifications due to storage, handling, or packaging of the Products by Representative or its employees, consultants, or agents.